                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-32658
PROSPECTUS
----------

                                125,130 Shares


                                IFX CORPORATION


                                 Common Stock
                          ($.02 par value per share)


     This prospectus relates to 125,130 shares of our common stock that may be offered for sale or otherwise transferred from time to time by one or more of the selling stockholders identified in this prospectus. The aggregate net proceeds to the selling stockholders from the sale of the shares of IFX common stock will equal the sales price of such shares of common stock, less any commissions. See "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. The expenses incurred in registering the 125,130 shares of common stock, including legal and accounting fees, will be paid by us.

     125,130 of the shares of common stock offered hereby were acquired by certain selling stockholders from us in connection with our May 1999 acquisition of an Internet service provider business in Chile, our November 1999 acquisition of an Internet service provider business in Mexico and our January 2000 acquisition of an Internet service provider business in Brazil. All of the shares offered hereby will be available immediately for sale hereunder. See "Selling Stockholders."

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "FUTR." The last reported sale price of our common stock on March 15, 2000 on the Nasdaq SmallCap Market was $36.50 per share.

     Our principal executive offices are located at 707 Skokie Boulevard, 5th Floor, Northbrook, Illinois, 60062, and our telephone number is (847) 412-9411.

     Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 3.

                                  ___________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ___________


                The date of this Prospectus is March 28, 2000.

                _______________________________________________
                _______________________________________________

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                  ___________

                               TABLE OF CONTENTS

RISK FACTORS...............................................................   3

FORWARD-LOOKING STATEMENTS.................................................  12

IFX'S BUSINESS.............................................................  13

USE OF PROCEEDS............................................................  17

SELLING STOCKHOLDERS.......................................................  17

PLAN OF DISTRIBUTION.......................................................  18

DESCRIPTION OF SECURITIES..................................................  19

LEGAL MATTERS..............................................................  20

EXPERTS....................................................................  20

WHERE TO FIND MORE INFORMATION.............................................  20

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  21

                                 RISK FACTORS

     You should consider carefully the following factors and the other information in this Prospectus before deciding to invest in shares of our common stock, $.02 par value per share (the "Common Stock").

Lack of Operating History and Experience in the Internet Service Business

     Our strategy of developing Internet services and acquiring Internet service providers ("ISPs") in Latin America is in the early development stages. We have limited experience in providing Internet services and, accordingly, a limited operating history upon which an evaluation of our prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by new entrants, such as us, in the Internet services industry. These risks include identification of entry opportunities, intense competition, changing technology and evolving industry standards, changing user demand for Internet access and other Internet services, dependence upon the Internet and general economic conditions in the region. If we fail to add significantly to our user base in Latin America, we may not be able to grow revenues, implement our business plan or achieve economies of scale.

     Our success in the ISP business will also depend upon our ability to hire and retain qualified executive and management employees with significant experience in managing and expanding an Internet services business in the markets in which we seek to operate. We can give no assurance that we will be able to successfully hire, retain or motivate qualified employees. Further, we can give no assurance that we will be successful in acquiring or building the necessary Internet service network or that the services we offer over any such network will be profitable.

Dependence upon the Creation of a Network Infrastructure

     Our success depends in part upon our ability to create an Internet network infrastructure that covers significant regions or areas of Latin American countries. Our primary strategy for creating the necessary infrastructure is to acquire ISPs that have an existing network infrastructure, qualified personnel and an existing subscriber base and, in certain countries, to develop new ISPs. We also anticipate that expansions and adaptations of our network infrastructure will be necessary to supplement our acquisition strategy. This will require substantial financial, operational and managerial resources. We can give no assurance that we will be able to acquire and develop the network infrastructure in Latin America necessary to compete successfully with the industry's evolving standards on a timely or cost-effective basis, or at all. Also, we may not be able to deploy successfully any expanded and adapted network infrastructure. Failure to create a successful infrastructure may materially adversely affect our business and operating results.

     The process of consolidating our ISPs and integrating our regional operations may take a significant period of time, may place a significant strain on our resources, and could prove to be more expensive than predicted. We may be required to increase current expenditures in order to accelerate the integration and consolidation of our ISPs with the goal of achieving longer-term cost savings and improved profitability. These expenses may include the following, among others: severance expenses related to the elimination of redundant staffing positions; personnel relocation; termination fees related to the cancellation of overlapping Internet access contracts; the closure of redundant points of presence; system upgrades; and the integration of these ISPs' operations onto our network, customer care, billing, financial and other international support systems. However, we have limited practical experience related to the process of consolidating ISPs and can give no assurance that these projected long-term cost savings and improvements in profitability can or will be realized. Further, we can give no assurance that customer support or network infrastructure resources will be sufficient to manage the growth in our business or that we will be successful in implementing our expansion program in whole or in part.

Continuing Incurrence of Losses and Negative Cash Flow From Continuing
Operations

     Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets, as well as difficulties encountered by companies operating in emerging markets. We must, among other things, respond to competitive developments, attract and retain qualified persons, upgrade our management and financial systems, and upgrade our technologies and commercialize our network services incorporating such technologies. We can give no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations. Although we have experienced revenue growth from continuing operations from quarter to quarter, we have incurred net losses and experienced negative EBITDA from continuing operations during those quarters. We expect to continue to operate at a net loss and to experience negative EBITDA as we continue our acquisition program and the expansion of our Latin America network operations. We can give no assurance that we will be able to achieve or sustain profitability or sustain positive EBITDA in the foreseeable future. Our operating results may fluctuate in the future as a result of a variety of factors, some of which are outside our control. These factors, include, among others:

     - general economic conditions and specific economic conditions in the Internet access industry;

     -    user demand for Internet services;

     - capital expenditures and other costs relating to the expansion of operations of our network;

     - pricing changes and new product introductions by our competitors and us;

     - delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities; and

     -    potential adverse regulatory developments.

     As a strategic response to a changing competitive environment, we may elect from time to time to make pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and cash flow.

Need for Significant Additional Financing

     We must continue to acquire, develop and upgrade our network in order to maintain our competitive position and continue to meet the increasing demands for service, quality, availability, and competitive pricing. We intend to expand or open points of presence ("POPs") or make other capital investments as dictated by subscriber demand or strategic considerations. We must spend significant amounts of money for acquisitions, new equipment, leased telecommunications facilities, compensation expenses and advertising. In addition, we probably will be required to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We also will be required to spend significant amounts of cash to fund growth, continuing operating losses and respond to unanticipated developments or competitive pressures.

     Presently, in addition to Internet revenues, we derive funds from the earn-out payments from the sale of assets of discontinued operations. For the sale of E.D.& F. Man International, Inc., the amount of future earn-outs payments will depend on the profitability of that business and the percentage earn-out decreases, successively, over the remainder of the payment period, which ends on December 31, 2001. For the IFX Ltd. sale, the amount of the earn-out payments depends upon the profitability of the business that was sold over the remainder of the payment period, which ends on June 30, 2002. See "IFX's Business." We can give no assurance that such payments will continue at their current levels.

     To the extent we do not have enough cash on hand, cash generated from earn-out payments from our discontinued operations, or cash available under vendor financing agreements, we will need to seek alternative sources of financing. Such financing may include borrowings or placements of debt or equity securities. We may not be able to raise needed cash on terms acceptable to us or at all. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans, which could have a material adverse effect on our business, financial condition or results of operations.

Challenges of Growth By Acquisitions

     We depend in part on our ability to identify and acquire ISPs in our target locations that meet our acquisition criteria. We seek to create a market presence internationally, to gain strength in Internet connectivity and web hosting core service platforms, and to add additional enhanced service capabilities. We face and may continue to face significant competition for appropriate acquisition candidates. We may compete with other communications or Internet companies with similar acquisition strategies, many of which may be larger, have greater financial and other resources and be owned or partially-owned by foreign governments. Competition for independent ISPs is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. We can give no assurance that we will be able to identify suitable ISPs or be able to complete any acquisitions of or investments in those targeted ISPs on acceptable terms and conditions.

     Once consummated, these acquisitions will continue to present certain risks, including:

          - the difficulty of integrating the acquired operations, technology and personnel;

          - the possible inability of our management to maximize our financial and strategic position by the successful incorporation of acquired technology and products into our service offerings and to maintain uniform standards, controls, procedures and policies;

          - the possible acquisition of substantial contingent or undisclosed liabilities;

          - the risks of entering markets in which we have little or no direct prior experience; and

          - the potential impairment of relationships with employees and customers as a result of changes in management or other business operations.

     We may not be successful in overcoming these risks or any other problems encountered in connection with future acquisitions. In addition, future acquisitions could materially adversely affect our operating results as a result of dilutive issuances of equity securities, the incurrence of additional debt or the amortization of expenses related to acquired customer bases, goodwill or other intangible assets. Further, our ability to complete transactions with ISPs may require significant additional financial resources.

     As with each of our recent acquisitions, the purchase price of many of the businesses that might become attractive acquisition candidates for us likely will significantly exceed the fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods. Furthermore, in connection with acquisitions or strategic alliances, we could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with our existing business.

Pricing Competition and Fluctuation

     The market for Internet connectivity and related services is extremely competitive and characterized by rapidly changing technology and evolving standards which can be significantly influenced by the marketing and pricing decisions of the largest industry participants. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted and likely will continue to attract many new start-ups as well as existing businesses from different industries. In addition, while we have established a new subsidiary to pursue the free ISP model in which users do not pay for connectivity service, other companies which pursue this model may pose a significant risk to us.

     In some cases, we will be forced to compete with and/or buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business or other competitive advantages. We can give no assurance that we will be able to purchase such services at a reasonable price or at all. In addition, foreign competitors may possess a better understanding of their local markets and customs, and enjoy better relationships with customers and suppliers. We can give no assurance that we can obtain similar levels of local knowledge, access or expertise. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

     We currently compete or expect to compete with the following types of companies:

     -    established national ISPs in Latin America;

     - computer hardware and software and other technology companies that will start bundling Internet access in their products;

     - numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

     - national and regional Web hosting companies that focus primarily on providing Web hosting services;

     -    cable operators and on-line cable services;

     -    local telephone companies providing ISP services; and

     -    other free ISPs that may enter the market.

     We believe that new competitors, including established ISP and telecommunications companies, will continue to enter the Internet access market, resulting in even greater competition. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with ISP services, reducing the overall cost of their Internet access and significantly increasing pricing pressures on us. The ability of our competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or Web hosting could also put us at a significant competitive disadvantage.

Risks Associated with the Free Internet Service Model

     IFX's new subsidiary, Tutopia.com, Inc., provides free basic-level Internet access in Latin America. The free access model is unproven and a number of other businesses in the United States offering free Internet access have failed. Since Tutopia.com only began offering Internet access in February 2000, we have a limited operating history, which will make it difficult for you to evaluate our performance. In addition, the free Internet access in Latin America could have a material impact on the Company's financials, because paying users may shift to free access.

     These risks are particularly acute in our Tutopia.com business model because, unlike our traditional Internet access fees, we do not have a measurable and predictable revenue stream from user access fees. If we are not able to successfully address these risks, we will not be able to grow our business, compete effectively or achieve profitability. These factors could cause our stock price to fall significantly.

     Because our Tutopia.com subsidiary does not charge our users any fees for Internet access and e-mail services, we will depend primarily on our ability to generate advertising revenues. Accordingly, if Tutopia.com fails to generate sufficient advertising revenues, we may not be able to support our operations. We generate, and intend to generate, revenues from a variety of different arrangements including sales of targeted and untargeted banner advertising, sponsorships and referrals to third party web sites. Tutopia.com has limited experience marketing and pricing these types of arrangements and has limited actual experience with respect to the performance of such arrangements. As such, we do not know if we are appropriately pricing, marketing or structuring these arrangements, or whether we will perform under these arrangements to the satisfaction of other parties. Tutopia.com's failure to appropriately price, market or structure these arrangements could impact our ability to enter into and perform under these arrangements, or to renew these arrangements on similar or acceptable terms. In addition, the success of some of these arrangements will depend on our ability to effectively target users based on demographic and other information. Tutopia.com may encounter legal, technical, and other limitations on this ability, including problems associated with the accuracy of the information provided by our users, which we do not corroborate. In light of these factors, we cannot assure you that Tutopia.com will be able to attract sufficient advertising revenues to support our operations.

     In addition, competition for Internet-based advertising revenues is intense and the amount of available standard banner advertising space on the Internet is increasing at a significant rate. These factors are causing Internet advertising rates to decline, and it is possible that rates will continue to decline in the future.

     Many of Tutopia.com's advertising competitors have longer operating histories, greater name recognition, larger user bases, significantly greater financial, technical, sales and marketing resources and more established relationships with advertisers than we do. These advantages may allow such competitors to respond more quickly than we can to new or emerging technologies and changes in advertiser requirements. Tutopia.com must also compete with television, radio, cable and print media for a share of advertisers' total advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising if they perceive the Internet to be a limited or ineffective advertising medium.

Risks Associated With Our Registered Users Actively Using Our Service

     If Tutopia.com is not able to demonstrate to our advertisers that our registered users are actively using our service, advertisers may choose not to advertise with us and our advertising revenues could be materially and adversely affected. Also, some new users use the Internet only as a novelty and do not become consistent users of Internet services and, therefore, may be less likely to continue using our service.

Risks Associated With International Operations and Expansion

     We focus our Internet business on Latin American markets. We can give no assurance that acceptance of the Internet or demand for Internet connectivity, web hosting and other enhanced Internet services will increase significantly in these markets. However, we believe that we need to move quickly into Latin American markets in order to establish critical market presence and credibility, though we can give no assurance that we will be able to do so.

     We may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct our foreign operations successfully. However, we can give no assurance that we will be able to identify desirable joint venture or strategic partners in these markets or that we will be able to obtain the permits and operating licenses required to conduct business and offer Internet services in these markets. In addition to the uncertainty of our ability to create an international presence, we face certain additional risks inherent in doing business on an international level. Such risks include:

     - competition from government-owned or subsidized businesses, including telecommunication companies and ISPs;

     - unexpected changes in or delays resulting from regulatory, licensing and foreign investment requirements, tariffs, customs, duties and other trade barriers;

     -    difficulties in staffing and managing foreign operations;

     -    longer payment cycles and problems in collecting accounts receivable;

     - political instability, expropriation, nationalization, war, insurrection and other political risks;

     - high levels of inflation, fluctuations in currency exchange rates or foreign exchange controls which restrict or prohibit repatriation of funds;

     -    poor quality of telecommunications and lack of technological advances;

     -    technology export and import restrictions or prohibitions; and

     -    potentially adverse tax consequences.

     We can give no assurance that such factors will not have an adverse effect on our future international operations. In addition, we can give no assurance that laws or administrative practice relating to telecommunications, taxation, foreign exchange or other matters of countries within which we may operate will not change in a manner adverse to our business. Any such change could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated With an Internet Business

     Our business is vulnerable to risks associated with the Internet business in general, many of which are significant. For example, the laws relating to the regulation and liability of Internet access providers in relation to information carried or disseminated is undergoing a process of development in many countries. Legal decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, especially in Latin America. Although we have and will continue to update certain network security measures, such as limiting physical and network access to our routers, the network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users, which could lead to interruptions of, delays in or cessation of service to our customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and, in turn, could deter potential customers and adversely affect existing customer relationships. We rely on local telephone companies and other companies to provide data communications capacity via local telecommunications lines. We may experience disruptions or capacity constraints in these telecommunications services and may have no means of replacing these services on a timely basis, or at all.

     Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from telecommunications companies, could affect our pricing. Additional laws could cover issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, and technology export and other controls. We can give no assurance that violations of local laws will not be alleged or charged by foreign governments, that we might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted in the future. Any of the foregoing developments could have a material adverse effect on our business, results of operations and financial condition.

     In general, we do not sign long-term service agreements with our subscribers, who may discontinue their service at the end of any month for any reason. Our revenue will depend on our ability to attract and retain such subscribers.

     We may be dependent on third parties to stimulate demand for our products and services where we do not have a direct sales force. These channel distributors may include computer and telecommunications resellers, value added resellers, original equipment manufacturers, systems integrators, web designers and advertising agencies. If we fail to gain commercial acceptance in certain markets, these channel distributors may discontinue their relationships with us. The loss of channel distributors, the failure of such parties to perform under agreements with us, or the inability to attract other channel partners with the expertise and industry experience required to market our products and services could have a material adverse effect on our operating results.

Equipment

     Our operations are dependent upon our computer and telecommunications equipment and software systems. We can give no assurance that we will be able to obtain the equipment, or generate sufficient cash flow or financing to purchase equipment, necessary to expand our Latin American network or maintain the quality of our network. Our failure to maintain the most current and up to date equipment and software for Internet connectivity could impede our ability to obtain new subscribers, which could have a material adverse effect on our business, financial condition or results of operations.

Dependence on Key Personnel

     Our success in the Internet business will also depend upon our ability to hire and retain qualified executive and management employees with significant experience in managing and expanding an Internet services business in the markets in which we seek to operate. We can give no assurance that we will be able to successfully hire, retain or motivate qualified employees. Further, we can give no assurance that we will be successful in acquiring or building the necessary Internet service network infrastructure or that the services we offer over any such network will be profitable.

     Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of people with knowledge of and experience in the Internet service industry, especially in the Latin American market. The process of locating personnel with the combination of skills and attributes required to carry out our strategies may often be lengthy. Our success depends to a significant degree on our ability to attract and retain qualified management, technical, marketing and sales personnel and on the continued contributions of such people. Our employees may voluntarily terminate their employment at any time. We can give no assurance that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business, financial condition or results of operations.

Risk of Internet Technology Trends and Evolving Industry Standards

     The market for Internet access and related services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use leading technologies, to continue to develop and improve our technical expertise, to enhance our current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. We can give no assurance that we will be successful in accomplishing any of these tasks or that such new technologies or enhancements will achieve market acceptance. We believe that our ability to compete successfully also depends upon the continued compatibility and interoperability of our services with products and architectures offered by various third party vendors. We can give no assurance that we will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, we can give no assurance that services or technologies developed by others will not render our services or technology uncompetitive or obsolete. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by us through our ISPs is not broadly accepted, our business, operating results and financial condition will be materially adversely affected.

     In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in our target markets. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including:

     -    inconsistent quality of service;

     -    lack of availability of cost-effective, high-speed options;

     -    a limited number of local access points for corporate users;

     -    inability to integrate business applications on the Internet;

     -    the need to deal with multiple and frequently incompatible vendors;

     - inadequate protection of the confidentiality of stored data and information moving across the Internet; and

     -    a lack of tools to simplify Internet access and use.

     In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial use of the Internet to date. There can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet solutions to continue to develop would adversely impact our business, financial condition and results of operations.

Issuance of Additional Shares - Risk of Substantial Dilution

     In November 1998, we entered into an agreement with International Technology Investments, LC ("International Technology") to provide Internet services and to make investments in existing ISPs and related businesses, primarily in Latin America and other international markets. In connection with the agreement, International Technology obtained an option to purchase up to 5,500,000 shares of our Common Stock for $2.00 per share. As of the date of this Prospectus, International Technology has exercised this option to purchase 4,000,000 shares of Common Stock. The purchase option expires in January 2004. As of the date of this Prospectus, 5,500,000 shares would represent approximately 49% of the outstanding shares of our Common Stock. The interests of our stockholders, including those investors purchasing shares of our Common Stock being registered hereunder, could be substantially diluted by the exercise of this purchase option. In addition, we cannot predict the effect, if any, that market sales of the shares issuable upon exercise of such option, or the availability of such shares for future sales, will have upon the market price of shares of Common Stock prevailing from time to time.

Volatility of Stock Price

     Our Common Stock has experienced and may be subject to significant price fluctuations in response to a variety of factors, including quarterly variations in operating results, public announcements of acquisitions, strategic alliances and joint ventures, general conditions in the Internet industry, and general economic and market conditions in the markets in which we operate. In addition, the stock market has experienced significant price and volume fluctuations that have adversely affected the market prices of equity securities of some companies, including companies in the Internet service business, and that often have been unrelated to the operating performance of such companies.

Significant Currency and Exchange Risks in Latin America

     Most of our revenues are derived from operations outside the United States and the majority of our assets are located outside of the United States. We anticipate that a significant percentage of our future revenue and operating expenses will continue to be generated from operations outside the United States and we expect to continue to invest in Latin American businesses. Consequently, a substantial portion of our revenue, operating expenses, assets and liabilities will be subject to significant foreign currency and exchange risks. Obligations of customers and of us in foreign currencies will be subject to unpredictable and indeterminate fluctuations in the event that such currencies change in value relative to U.S. dollars. Furthermore, we and those customers may be subject to exchange control regulations which might restrict or prohibit the conversion of such currencies into U.S. dollars. Although we have not entered into hedging transactions to limit our foreign currency risks, as a result of the increase in our foreign operations, we may implement such practices in the future. We can give no assurance that the occurrence of any of these factors will not have a material adverse effect on our business, financial position or results of operations.

Dependence On Our Suppliers and Telecommunication Providers

     We are dependent on third party suppliers for our phone line connections, bandwidth and e-mail. Some of these suppliers are or may become competitors of ours, and such suppliers are not subject to any contractual restrictions upon their ability to compete with us. If these suppliers change their pricing structures, we may be adversely affected. Moreover, any failure or delay on the part of our network providers to deliver bandwidth to us or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect us.

     We are also dependent on third party suppliers of hardware components. Although we attempt to maintain a minimum of two vendors for each required product, some components used for providing our networking services are currently acquired or available from only one source. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on us. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with the suppliers. As our suppliers revise and upgrade their equipment technology, we may encounter difficulties in integrating the new technology into our network.

     Many of the vendors from whom we purchase telecommunications bandwidth, including the local phone companies, competitive local exchange carriers and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, recently enacted legislation will produce changes in the market for telecommunications services. Moreover, we are subject to the effects of other potential regulatory actions which, if taken, could increase the cost of our telecommunications bandwidth through, for example, the imposition of access charges.

Year 2000 Compliance

     The commonly referred to "Year 2000" problem relates to whether computer systems will properly recognize date sensitive information when the year changes from 1999 to 2000. Systems that do not properly recognize such information will generate wrong data and could fail. We have identified two main areas of Year 2000 risk:

     1. Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

     2. Computer systems or embedded chips of third parties including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others, could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations. This risk is particularly acute in Latin America, where many older computer systems are still in use.

     Prior to entering the year 2000, we developed detailed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they were Year 2000 compliant. Our cost of addressing Year 2000 issues has been minor to date, as most of our PC's, laptops, servers, routers and other computer equipment were found to be Year 2000 compliant. In addition, we identified and communicated with third-party entities with which we transact significant business, including critical vendors and financial institutions, to determine their Year 2000 status and any probable impact on us. Our inquiries did not reveal any significant Year 2000 noncompliance issues affecting our material third parties.

     Now that we have entered the year 2000, we have tested our key computer systems and equipment and have confirmed that they are Year 2000 compliant. To date, we have not experienced any material Year 2000 related disruptions or failures of our systems or services, nor have we been notified of any disruptions or failures in the systems of any of our third parties. There is an ongoing risk that Year 2000 related problems could still occur and we will continue to monitor and evaluate these risks; however, we believe that the Year 2000 problem will not pose any significant operational problems for us.


                          FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical fact are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995). The safe harbor provisions provided in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), apply to forward-looking statements the Company makes. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The Company wishes to caution you that these forward-looking statements addressing the timing, costs and scope of the Company's acquisition of, or investments in, existing or future ISPs, the revenue and profitability levels of the ISPs in which the Company invests, the anticipated reduction in operating costs resulting from the integration and optimization of those ISPs, and other matters contained above and in this Prospectus regarding matters that are not historical facts, are only predictions. The Company can give no assurance that the future results indicated, whether expressed or implied, will be achieved. These projections and other forward-looking statements are based upon a variety of assumptions relating to the Company's business, which, although the Company considered reasonable, may not be realized. Because of the number and uncertainties of the assumptions underlying the Company's projections and forward-looking statements, some of the assumptions may not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. The inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any person that these estimates and projections will be realized, and actual results may vary materially.

                                IFX'S BUSINESS

Historical Background

     IFX Corporation (IFX Corporation and its subsidiaries are referred to herein as "IFX" or the "Company") was incorporated under the laws of the State of Illinois in July 1985 and changed its state of incorporation to Delaware in May 1994. Prior to July 1996, IFX's primary business was providing commodity brokerage services through its principal operating subsidiary, Index Futures Group, Inc. ("Index"). On July 1, 1996, IFX sold substantially all of its brokerage assets (other than the assets of its U.K. subsidiary) to E.D. & F. Man International, Inc., a unit of E.D. & F. Man Group, plc, a London-based international trading and finance conglomerate. The purchase price for such sale consisted of cash earn-out payments based upon the sold business' profitability during the sixty-six months following the sale. Since July 1996, IFX's revenues have consisted primarily of earn-out payments from such asset sale, interest income and income from operations of the Company's U.K. subsidiary, IFX Ltd., which conducts foreign exchange business as a registrant of the British Securities and Futures Authority. From July 1996 through June 30, 1999, IFX has received approximately $10.4 million of earn-out payments from the sale of its brokerage assets. Prior to January 1, 1999, the earn-out payments were based on 40% of the sold business' profitability. In calendar year 1999, the earn-out payments were based on 30% of the sold business' profitability and, in calendar years 2000 and 2001, will be based on 20% of the sold business' profitability.

     In June 1999, IFX divested itself of its 50.1% interest in IFX Ltd. in exchange for approximately $2.45 million in cash and a note receivable, and a redeemable preference share entitling IFX to quarterly payments equal to approximately 30% of the net profits of IFX Ltd. through June 30, 2002. Following the sale of its U.K. subsidiary, IFX decided not to invest the sales proceeds in the trading business but decided, rather, to continue to develop its businesses in the Internet industry.

     IFX believes that the Internet industry presents significant opportunities for IFX's future investment and growth. In particular, IFX believes that the market for Internet services in Latin America may present substantial growth potential due to the increasing demand for Internet services, relatively low market penetration and the absence of any dominant regional or pan-regional (i.e., intercountry) service providers. Accordingly, IFX has begun to pursue, and intends to continue to pursue, the acquisition and development of Internet access and related services businesses, initially in South America and Mexico. Ultimately, IFX seeks to form a Latin American pan-regional network of ISPs, under the brand name Unete. Unete is the Spanish word for `Join Us,' which IFX is using as a marketing term for people to join us and become members of our Unete service and Internet community. The Unete service would enable a subscriber traveling in major Latin American and North American cities to access the Internet by making a local telephone call, regardless of whether or not such subscriber was in his or her home country.

     IFX is a pan-regional Internet Service Provider, or ISP, in Latin America. The Company focuses on serving individuals and small businesses. Our services include dial-up Internet access, which the Company offers through our Unete service, in various price and usage plans designed to meet the needs of our subscribers. In addition, we have established a new subsidiary to offer free Internet access in certain key markets in Latin America. Our business services include dedicated phone lines, web hosting, web page design, and domain name registration. In addition, in February 2000, IFX started offering free basic-level Internet access in six countries in Latin America through its newly-created subsidiary Tutopia.com, Inc. IFX will continue to offer premium services to paying users.

     IFX offers subscribers Internet access in English, Spanish, and Portuguese, with user-friendly and easy to install software. The software contains a complete set of the most popular Internet applications including electronic mail, World Wide Web access, File Transfer Protocol and Internet Relay Chat. Through our infrastructure of IFX owned subsidiaries and third-party providers, our subscribers are able to access the Internet in 9 countries in Latin America, and in most major cities in the United States and Canada via a local telephone call and with no roaming fees. By June 30, 1999, the Company had approximately 25,000 subscribers.

     Over the past year, IFX has rapidly established a regional presence and customer base by acquiring the stock or assets of established independent ISPs throughout Latin America. Since January 1, 1999, the Company has established operations in 9 countries in Latin America. The Company intends to continue its strategy of acquiring ISPs in order to deepen and broaden its market presence in Latin America. The Company seeks to acquire an "anchor" ISP in each of its target countries, which can provide both local management talent and serve as the ISP consolidator for its respective country. In addition to its team of corporate development professionals, IFX relies upon its local management teams to identify strategic acquisitions.

     IFX's principal executive offices are located at 707 Skokie Boulevard, 5th Floor, Northbrook, Illinois, 60062, and our telephone number is (847) 412-9411. Our web site is http://www.ifxcorp.com.

Services

     Dial-Up Internet Access. IFX's service offerings include dial-up Internet access through it's Unete service. The basic equipment requirements for an individual dial-up subscriber are a Windows 3.1 or later operating system or Macintosh computer with at least 8MB of RAM and a modem of 14.4 Kbps speed or faster. The subscriber's connection is a direct, point-to-point protocol, or "PPP," connection to the Internet. A direct PPP connection enables a subscriber to use any standard Internet capable software that will run on the subscriber's computer.

     IFX currently offers different price plans for dial-up subscription. Each plan is adapted to the consumers of each country and the usage. The Company tries to maintain the most competitive rates at each of the markets the Company serves. While the plans that IFX offers are subject to change due to changes in the market, some of the most common plans offered include:

          Platinum. Individual subscribers receive unlimited access to the entire Unete Network at all of its points of presence through a local dial-up connection.

          Local Unlimited Access. Individual subscribers get unlimited usage at their local point of presence in their home country.

          Limited. Individual subscribers get a pre-determined number of hours for usage at their local point of presence in their home country.

          Free Service. Through a newly-created subsidiary, IFX will offer users free Internet access in certain key markets in Latin America.

     Most of our paying subscribers are on month-to-month subscriptions. IFX currently offers new users 150 free hours that must be used in the first month. Billing is monthly, with payments made by credit card, check or cash. Payments are mostly made at the beginning of each billing cycle. Subscribers, as well as IFX, may cancel an account at any time, with the cancellation taking effect as of the first day of the following billing month.

     A subscriber who is within local dialing range of one of the IFX POPs or a designated third-party provider POP can access the Internet with a local telephone call. All dial-up subscribers can connect to our network (including the third-party provider POPs) via modem at speeds up to 56.6-Kbps (kilobytes-per-second). All dial-up subscribers also have the option of using IFX servers to publish information on the Internet through the World Wide Web or File Transfer Protocol (FTP).

     Business Services. IFX's Latin American subsidiaries provide the following services for small businesses:

          Dedicated phone lines. Businesses can have a direct connection to the Internet, 24 hours a day, 7 days a week, without the need to dial an access number.

          Web hosting. IFX offers web hosting accounts for customers that wish to create their own World Wide Web sites without maintaining their own Web servers and high-speed Internet connections.

          Web page design. IFX can design Internet Web sites for its subscribers.

          Domain name registration. IFX will process all documentation necessary to register a domain name in any of the countries in which we operate.

     Support Services. IFX's services and operations are supported (i) by its national Network Operating Centers ("NOCs"), which ensure efficient network operations, (ii) by its national Customer Service Centers, which provide comprehensive customer support, and (iii) by its fully integrated information systems.

     Network Operating Center. The Company's NOCs monitor IFX's network, including the Company's backbone, POPs, servers, and client co-located servers, as well as all individual client circuits. The Company tracks network utilization patterns, proactively adding capacity as needed to maintain performance standards and minimize network congestion. In addition, the Company's NOC technicians run systems and network diagnostics in order to quickly respond to customer inquiries.

     Fully Integrated Operating and Financial Support Systems. The Company is installing and customizing Portal software, which integrates the Company's various back office activities including order processing, billing and customer service, network operations and telecommunications facilities provisioning. Once implemented, Portal software will allow IFX to readily access a current, comprehensive database of operating and customer information.

     Customer Care Center. The Customer Care Center representatives respond to inquiries from our subscribers. Representatives are available to assist customers with such matters as dial-up software installations, e-mail box set-up and a variety of other service-related issues. Once implemented, Portal software will allow IFX customer service representatives to have instant access to current, detailed customer profiles, which chronicle customer service and account histories. Such information will allow Customer Care Center representatives to offer timely and informed responses to customer inquiries.

Network and Related Infrastructure

     The network infrastructure utilized by IFX consists of three primary tiers: local POPs; a middle tier, which connects the POPs to national hubs; and a backbone tier, which connects the national hubs to the Internet. The IFX network currently covers 10 countries and includes approximately 25 IFX-owned POPs and 540 POPs owned by third party network providers. Each POP is connected to the Company's network operating center in its respective country through a dedicated point-to-point line, typically provided by a local telecommunications carrier. The principal backbone capacity utilized by IFX is provided by InterPacket Inc., a U.S. based provider of high speed Internet access via satellite, and GlobalOne. The company currently has committed capacity agreements with InterPacket for up to 10 Mbps and the right to additional capacity of up to 50 Mbps in total.

     Geographic Coverage. Through our network of IFX-owned and third-party provider-owned POPs, our subscribers are able to access the Internet in 10 countries via a local telephone call. The countries with IFX-operated POPs are:

     Argentina, Bolivia, Brazil, Chile, Colombia, Mexico, El Salvador, Honduras, Venezuela and the U.S.

     Network Operations Center. IFX maintains a Network Operations Center at our Miami Lakes, Florida office through which our technical staff monitors network traffic, service quality, and security, as well as equipment at individual POPs, to ensure reliable Internet access. In addition, the Company continues to invest in improved network monitoring software and hardware systems.

IFX Software and Licenses

     A key component of our service offering for dial-up subscribers is the Unete starter software. The software includes these applications:

     - IFX installation program. It enables the user to input all required information regarding user name, billing information and passwords.

     - World Wide Web Navigation Software. It allows its user to navigate through the different multimedia presentations across Web sites. Users can choose between Netscape Navigator(R) and Microsoft Internet Explorer(R).

     - Electronic Mail. It allows subscribers to exchange messages electronically with anyone else who has an e-mail address. The messages can include text and attachments such as images, computer programs, or word processing documents. Users can choose between Outlook Express(R) and Eudora Light(R).

     - Internet Relay Chat. It allows users to participate in more than 10,000 Internet Communities using Tribal Voice's PowWow software. The software allows the user to communicate over the Internet using instant-voice, instant messaging, chatting, and buddy lists.

     - Winzip 7.0(R). With this trial version, users can compress large files into smaller zip files and decompress zipped files to their original version.

     - WS FTP LE(R). It allows users to send and retrieve files in order to create their web sites.

     The main objective of the software package is to automatically configure the individual's Internet access programs after the initial one-time entries by the user. Once the initial set-up is completed, the user will be able to log on to our network with the click of a button and be able to use the different applications that are included.

     Subscribers IFX acquired from its recent ISP acquisitions connect to the Internet using software provided to such subscribers by the acquired ISPs.
Those subscribers may switch to IFX's software at their option at any time, a migration that IFX encourages by mailing an Unete starter software kit to these subscribers. In addition, their e-mail address from the previous account can be forwarded to their new Unete e-mail address.

     IFX has obtained permission and, in certain cases, licenses from each manufacturer of the software that the Company bundles in its software starter kit.


                                USE OF PROCEEDS

     IFX will not receive any proceeds from the sale by the stockholders identified in this Prospectus (the "Selling Stockholders") of any of the shares of Common Stock (the "Shares") covered by this Prospectus.


                             SELLING STOCKHOLDERS

     The following table sets forth with respect to the Selling Stockholders (i) the number of Shares beneficially owned as of March 8, 2000 and prior to the offering contemplated hereby, (ii) the maximum number of Shares which may be sold in the offering pursuant to this Prospectus and (iii) the number of Shares which will be beneficially owned after the offering, assuming the sale of all Shares set forth in (ii) above:

                                         Beneficial Ownership                      Beneficial Ownership
                                          Prior to Offering                           After Offering
                                          -----------------                           --------------
                                                                   Shares to Be
         Selling Stockholders           Shares(1)   Percentage       Offered       Shares    Percentage
         --------------------           ---------   ----------       -------       ------    ----------
Juan Manuel Flores Garcia...........      36,095         *            36,095         0            -
Sistemas Integrales, Servicios Y
Comunicacion, S.A. de C.V...........       1,259         *             1,259         0            -
Valcorp Inmobiliaria e
Inversiones S.A.....................      48,553         *            26,171       22,382         *
Ara Pacis Servicios y Asesorias
Ltda................................      13,086         *            13,086         0            -
Inversiones Druma, S.A..............      76,187         *            48,519       27,668         *

____________
*  Less than 1%.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any security which such person has the right to acquire from IFX within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

____________

     125,130 of the Shares offered hereby were acquired by certain Selling Stockholders from IFX in connection with IFX's May 1999 acquisition of an Internet service provider business in Chile, its November 1999 acquisition of an Internet service provider business in Mexico and its January 2000 acquisition of an Internet service provider business in Brazil. The Shares acquired by the Selling Stockholders from IFX are "restricted securities" within the meaning of the Securities Act. Consequently, in accordance with the provisions of the respective agreements, this Prospectus has been prepared for the purpose of registering the Shares under the Securities Act to enable the Selling Stockholders to make future sales without restriction.

                             PLAN OF DISTRIBUTION

     IFX is registering the Shares on behalf of the Selling Stockholders. The Shares covered by this Prospectus may be offered and sold by the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by a Selling Stockholder or by a purchaser of the Shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the Shares may be sold from time to time by means of (a) a block trade, in which a broker or dealer attempts to sell the Shares as agent but may position and resell a portion of the Shares as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (d) the writing (sale) of put or call options on the Shares; (e) the pledging of the Shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of the Shares by the lender thereunder; and (f) any other legally available means.

     To the extent required with respect to a particular offer or sale of the Shares, a Prospectus Supplement will be filed pursuant to Section 424(b)(3) of the Securities Act, and will accompany this Prospectus, to disclose (a) the number of Shares to be sold, (b) the purchase price, (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (d) any other relevant information.

     The Selling Stockholders may transfer the Shares by means of gifts, donations and contributions. This Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the Shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this Prospectus by any such recipient could exceed 500 Shares, then a Prospectus Supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information. Such Prospectus Supplement would be required to be delivered, together with this Prospectus, to any purchaser of such Shares.

     In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of IFX's Common Stock in the course of hedging the positions they assume with Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell the Shares short and redeliver the Shares to close out such short positions.

     The Selling Stockholders and any broker-dealers who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, IFX has informed the Selling Stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Stockholders in the market. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any discounts, concessions or commissions.

     The Selling Stockholders are acting independently of IFX in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer or agent has been engaged by IFX in connection with the distribution of the Shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the

Shares. In connection with the offer and sale of the Shares, IFX has agreed to make available to the Selling Stockholders copies of this Prospectus and any applicable Prospectus Supplement and has informed the Selling Stockholders of the need to deliver copies of this Prospectus and any applicable Prospectus Supplement to purchasers at or prior to the time of any sale of the Shares offered hereby.

     The Shares covered by this Prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this Prospectus.

     IFX will not receive any proceeds from the sale of the Shares covered by this Prospectus and has agreed to pay all of the expenses incident to the registration of the Shares, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders, if any.


                           DESCRIPTION OF SECURITIES

     Pursuant to the Company's Certificate of Incorporation, as amended (the "Certificate"), the Company is authorized to issue an aggregate of 50,000,000 shares of Common Stock, par value $.02 per share. As of March 8, 2000, there were 11,426,924 shares of Common Stock outstanding. As of March 8, 2000, there were approximately 841 holders of record of Common Stock. The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "FUTR."

     The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor, if and when declared by the Board of Directors and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company that are legally available for distribution, after payment of all debts and other liabilities of the Company. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

Delaware Statutory Business Combination Provision

     Section 203 of the Delaware General Corporation Law (the "DGCL") is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested shareholder" for a three-year period following the date that such shareholder becomes an interested shareholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (b) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain specified shares) or (c) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder. Except as specified therein, an "interested shareholder" is defined to include any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, (ii) an affiliate or associate of that corporation who or which and owned 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and (iii) an affiliate or associate of the persons described in the foregoing clauses (i) or (ii).

     In its Certificate, the Company has elected not to be governed by the restrictions imposed by Section 203 of the DGCL. Accordingly, in the event the Company becomes the subject of a takeover or third party acquisition attempt, it may not be able to avail itself of the benefits afforded by Section 203 of the DGCL.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.


                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for IFX by Neal, Gerber & Eisenberg, Chicago, Illinois.


                                    EXPERTS

     The consolidated financial statements and schedule of IFX Corporation at June 30, 1999, and for the year then ended appearing in IFX Corporation's Annual Report (Form 10-K) for the year ended June 30, 1999, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of IFX as of June 30, 1998 and 1997, incorporated in this Prospectus by reference to IFX's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, which is incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon the authority of such firm as experts in auditing and accounting.


                        WHERE TO FIND MORE INFORMATION

     IFX has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, relating to the shares of common stock to be sold or otherwise transferred by the Selling Stockholders identified herein. This Prospectus is a part of the Registration Statement, but the Registration Statement also contains additional information and exhibits not included herein.

     IFX is subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports with the Commission. You can read and copy the Registration Statement and the other statements and reports that we file with the Commission at the Commission's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our filings with the Commission are also available from the Commission's web site at http://www.sec.gov. Please call the Commission's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the Commission's public reference rooms. The Common Stock is listed on the Nasdaq SmallCap Market and our reports can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We file annual, quarterly and special reports and other information with the Commission. The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that we later file with the Commission, modifies or replaces this information. We incorporate by reference the following documents:

     1. Our Annual Report on Form 10-K for the fiscal year ended June 30, 1999, filed September 28, 1999.

     2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999, filed February 14, 2000.

     3. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, filed November 15, 1999.

     4.   Our Amendment No. 1 to Form 8-K, filed December 20, 1999.

To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits), call or write IFX Corporation, 707 Skokie Boulevard, 5th Floor, Northbrook, Illinois, 60062, Attention: Secretary, Telephone (847) 412-9411.